Exhibit 4.6

AMENDMENT

TO

COMMON STOCK PURCHASE WARRANT

BIORA THERAPEUTICS, INC.

Biora Therapeutics, Inc. (the “Company”) and each undersigned Holder of the Common Stock Purchase Warrants of the Company identified on Exhibit A (the “Warrants”), severally and not jointly, enter into this Amendment to Common Stock Purchase Warrant (this “Amendment”), dated as of August 15, 2024, whereby the parties will amend each of the Warrants as described herein. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Warrants.

WHEREAS, the Company previously issued the Warrants to each Holder;

WHEREAS, the Warrants may be amended with the written consent of the Company and the applicable Holder;

WHEREAS, the Company and each Holder have entered into a Convertible Notes Purchase Agreement and/or Convertible Notes Exchange Agreement dated as of August 12, 2024 (the “Purchase and Exchange Agreements”); and

WHEREAS, the Company and each Holder now desire to amend the Warrants held by such Holder to (i) reduce the Exercise Price and (ii) provide for the Company’s ability to purchase 20% of the Warrants under certain circumstances.

NOW, THEREFORE, BE IT RESOLVED, that parties hereto agree as follows:

Section 1.	Amendment of Warrants. Each Warrant shall be amended as follows:

a)

The first paragraph of each Warrant shall be amended to include the following sentence at the end thereof: “Notwithstanding anything to the contrary herein, the exercise of this Warrant prior to the Stockholder Approval Date (to the extent required under the rules of Nasdaq) shall be subject to the Conversion Share Cap, and to the extent Stockholder Approval is so required for the complete exercise hereof, the termination date of this Warrant shall be extended for a period of time from the date such Stockholder Approval requirement is applicable and until the Stockholder Approval Date. Accordingly, the number of shares of Common Stock deliverable upon exercise of this Warrant, taken together with shares of Common Stock previously issued upon exercise of any Other Warrants or upon conversion of any Conversion Cap Notes (as defined in the Indenture) shall not exceed the Conversion Share Cap unless the Company shall have obtained the Stockholder Approval.”

b)	Section 1 shall be amended to add the following definitions in alphabetical order:

“Conversion Share Cap” means the number of shares of Common Stock corresponding to 19.99% of the total number of shares of Common Stock outstanding as of March 8, 2024 (such number of shares subject to proportionate adjustment for share dividends, share splits or share combinations with respect to the Common Stock).

“Exchange Agreement” means that certain Convertible Notes Exchange Agreement, dated as of August 12, 2024, by and among the Company and Persons party thereto.

“Indenture” has the meaning set forth in the Exchange Agreement and Purchase Agreement.

“Other Warrants” means the Amended Warrants (as defined in the Exchange Agreement) and the Warrants.

“Purchase Agreement” means that certain Convertible Notes Purchase Agreement, dated as of August 12, 2024, by and among the Company and purchasers party thereto.

“Stockholder Approval” has the meaning given to such term in the Purchase and Exchange Agreements.

“Stockholder Approval Date” means the date on which Stockholder Approval is received and deemed effective under Delaware Law (as defined in the Purchase and Exchange Agreements).

“Warrants” means the Warrants (as defined in the Purchase Agreement) issued by the Company pursuant to the Purchase Agreement.

c)	Section 2(b) shall be deleted and replaced in its entirety with the following:

“Exercise Price. The exercise price per share of Common Stock under this Warrant shall be $0.60, subject to adjustment hereunder (the “Exercise Price”).”

d)	There shall be added as a new Section 2(f) the following:

“Company Call Right. The Company shall have the right to purchase 20% of this Warrant at a price of $0.001 per share of Common Stock underlying the portion of the Warrant purchased (the “Repurchase Price”) at any time that the Bid Price is greater than or equal to $1.00 (the “Threshold Price”) for a minimum of ten (10) consecutive Trading Days ending no fewer than three Trading Days before the date of a Repurchase Notice (as defined below) (the “Company Call Right”). The Company shall notify the Holder of its exercise of the Company Call Right (such notification, a “Repurchase Notice”) and, upon receipt of such Repurchase Notice, the Holder may elect, no later 4:00 p.m. Eastern Time on the second Trading Day following the date of the Repurchase Notice (the “Counter Deadline”), to return to the Company an executed Notice of Exercise with respect to at least 20% of the shares of Common Stock subject to this Warrant. In the event that the Holder has not returned to the Company an executed Notice of

Exercise with respect to at least 20% of the shares of Common Stock subject to this Warrant by such time, (i) the Company shall repurchase the portion of the Warrant subject to the Repurchase Notice, less any portion of the Warrant as to which a Notice of Exercise was delivered by the Holder pursuant to this Section 2(f), on the third Trading Day following the date of the Repurchase Notice (the “Repurchase Date”), and such portion of the Warrant shall be canceled and of no further force and effect and (ii) the Company shall deliver the Repurchase Price to the Holder in cash in immediately available funds and the applicable portion of the Warrant subject to the Company Call Right shall be canceled in accordance with the Warrant. Notwithstanding anything herein to the contrary, the Company may not deliver a Repurchase Notice (and any such Repurchase Notice shall be void), unless, from the beginning of the ten (10) consecutive Trading Day period referenced in this Section 2(f) through the Repurchase Date, (1) the Company shall have honored in accordance with the terms of this Warrant all Notices of Exercise delivered through and including the Counter Deadline, and (2) a registration statement shall be effective as to all shares of Common Stock underlying the Warrant and the prospectus thereunder available for use by the Holder for the resale of all such shares of Common Stock, or the resale of such shares of Common Stock by the Holder (other than to the extent an affiliate of the Company) shall be permissible under Rule 144 without any volume or manner of sale requirements or restrictions, and (3) the shares of Common Stock shall be listed or quoted for trading on the Trading Market, and (4) the issuance of all shares of Common Stock underlying the Warrant that are subject to a Repurchase Notice shall not cause a breach of any provision of Section 2(e) herein or be subject to a limitation on exercise under the rules of the Trading Market and (5) the Stockholder Approval shall have been obtained.” The Repurchase Price and the Threshold Price shall be subject to appropriate adjustment hereunder concurrently with any adjustment to the Exercise Price.

e)	Section 3(d) shall be amended to add the following sentence at the end thereof:

“Notwithstanding anything herein to the contrary, the rights of the holder of this Warrant pursuant to this Section 3(d), including for purposes of valuing this Warrant pursuant to the definition of “Black Scholes Value”, shall be without regard to any limitations on the exercise of this Warrant.”

Section 2.

No Additional Changes. Except as expressly set forth herein, the terms and provisions of the Warrants shall remain in full force and effect after execution of this Amendment and shall not be in any way changed, modified or superseded except by the terms set forth herein.

Section 3.	Miscellaneous. The provisions of Section 5 of the Warrants shall apply mutatis mutandis to this Amendment.

IN WITNESS WHEREOF, the Company and each of the Holders has caused this Amendment to be duly executed as of the date first written above.

COMPANY:

BIORA THERAPEUTICS, INC.

By:
Name:
Title:

[Signature Page to Warrant Amendment]

HOLDERS:

[•]

By:
Name:
Title:

[Signature Page to Warrant Amendment]